EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2023 Rayonier Incentive Stock Plan of our reports dated February 24, 2023, with respect to the consolidated financial statements and the financial statement schedule of Rayonier Inc., and the effectiveness of internal control over financial reporting of Rayonier Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Jacksonville, Florida
May 18, 2023